As filed with the Securities and Exchange Commission on February 22, 2010
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GRAND CANYON EDUCATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-3356009
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3300 W. Camelback Road
Phoenix, Arizona 85017
(Address of principal executive offices) (Zip code)

GRAND CANYON EDUCATION, INC. 2008 EQUITY INCENTIVE PLAN
(Full title of the plan)

Christopher C. Richardson
General Counsel
Grand Canyon Education, Inc.
3300 W. Camelback Road
Phoenix, Arizona 85017
(602) 639-7500
(Name, address telephone number, including area code, of agent for service)

With a copy to:
David P. Lewis
DLA Piper LLP (US)
2525 East Camelback Road, Suite 1000
Phoenix, Arizona 85016
(480) 606-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to Be	Offering Price Per	Aggregate Offering	Amount of
Title of Each Class of Securities to Be Registered	Registered	Share	Price	Registration Fee
Common Stock, par value $0.01 per share	2,278,078	$20.90	$47,611,823	$3,395

(1)	The shares of Common Stock set forth in the Calculation of Registration Fee table and which may be offered pursuant to this Registration Statement include, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), such additional number of shares of the registrant’s common stock as may be issuable as a result of any stock splits, stock dividends or similar events.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Securities Act Rules 457(c) and 457(h). The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of the Registrant’s shares of Common Stock on February 17, 2010.
This registration statement shall hereafter become effective in accordance with Rule 462 promulgated under the Securities Act of 1933, as amended.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The documents containing the information specified in Part I, Items 1 and 2, have been or will be delivered to participants in accordance with Form S-8 and Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Grand Canyon Education, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents that have been filed by the Registrant with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):
(a) The Registrant’s Annual Report on Form 10-K filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for the Company’s fiscal year ended December 31, 2009, as filed with the Securities and Exchange Commission on February 18, 2010.
(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant document referred to in (a) above.
(c) The description of our common stock contained in our Registration Statement on Form 8-A (File No. 001-34211) filed with the SEC on November 14, 2008, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicate that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
The class of securities to be offered is registered under Section 12 of the Exchange Act.
Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue, or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.
Section 145 further provides that to the extent a director or officer has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith and that indemnification and advancement of expenses provided by or granted pursuant to Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled.
Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.
Section 8.1 of the Registrant’s bylaws provides that the Registrant will indemnify, to the fullest extent permitted by the DGCL, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was one of the Registrant’s directors or officers or, while serving as one of the Registrant’s directors or officers, is or was serving at the Registrant’s request as a director, officer, employee, or agent of another corporation or of another entity, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person, subject to limited exceptions relating to indemnity in connection with a proceeding (or part thereof) initiated by such person. Section 8.1 of our bylaws further provides for the advancement of expenses to each of the Registrant’s officers and directors.
Article VIII of the Registrant’s charter provides that, to the fullest extent permitted by the DGCL, as the same exists or may be amended from time to time, the Registrant’s directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Under Section 102(b)(7) of the DGCL, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty can be limited or eliminated except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (relating to unlawful payment of dividend or unlawful stock purchase or redemption); or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant also maintains a general liability insurance policy which covers certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers, whether or not the Registrant would have the power to indemnify such person against such liability under the DGCL or the provisions of the Registrant’s charter or bylaws.
The Registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements provide that the Registrant will indemnify each of such directors and officers to the fullest extent permitted by law and by the Registrant’s charter and bylaws.
Pursuant to the Registrant’s 2008 Equity Incentive Plan (the “Plan”), in addition to such other rights of indemnification as they may have as described above, the Registrant will indemnify members of its board of directors, members of any committee of its board that administers the Plan (the “Committee”), and any of its officers or employees or any of its affiliates to whom authority to act for our board of directors, the Committee or the Registrant is delegated against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted under the Plan, and against all amounts paid by them in settlement thereof (provided such settlement is approved by our independent legal counsel) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties.
Item 7. Exemption from Registration Claimed.
Not applicable .
Item 8. Exhibits.

Exhibit
Number	Description
4.1	Specimen of Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-150876), as amended (“Registrant’s Form S-1”))

5.1	Opinion of DLA Piper LLP (US)

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)

24.1	Powers of Attorney (included as part of the signature page to this Registration Statement)

99.1	Grand Canyon Education, Inc. 2008 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.4 to the Registrant’s Form S-1)

99.2
Grand Canyon Education, Inc. 2008 Equity Incentive Plan — Form of Stock Option Agreement (incorporated herein by reference to Exhibit 99.2 to the Registrant’s Registration Statement on Form S-8 (File No. 333-155973)

Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
ii. To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
iii. To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement; and
2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on February 22, 2010.

GRAND CANYON EDUCATION, INC.
By:	/s/ Brian E. Mueller
Brian E. Mueller
Chief Executive Officer
POWER OF ATTORNEY
Know all men by these presents, that the undersigned directors and officers of the registrant, a Delaware corporation, which is filing a registration statement on Form S-8 with the SEC, Washington, D.C. 20549 under the provisions of the Securities Act of 1933, as amended, hereby constitute and appoint Daniel E. Bachus and Christopher C. Richardson, and each of them, the individual’s true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign such registration statement and any or all amendments, including post-effective amendments to the registration statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the SEC, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement and the Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ Brent D. Richardson	Executive Chairman	February 22, 2010
Brent D. Richardson

/s/ Brian E. Mueller	Chief Executive Officer and Director	February 22, 2010
Brian E. Mueller	(Principal Executive Officer)

/s/ Daniel E. Bachus	Chief Financial Officer	February 22, 2010
Daniel E. Bachus	(Principal Financial and Accounting Officer)

/s/ Christopher C. Richardson	General Counsel and Director	February 22, 2010
Christopher C. Richardson

/s/ D. Mark Dorman	Director	February 22, 2010
D. Mark Dorman

/s/ Chad N. Heath	Director	February 22, 2010
Chad N. Heath

/s/ David J. Johnson	Director	February 22, 2010
David J. Johnson

/s/ Jack A. Henry	Director	February 22, 2010
Jack A. Henry

/s/ Gerald J. Colangelo	Director	February 22, 2010
Gerald J. Colangelo

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Specimen of Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-150876), as amended (“Registrant’s Form S-1”))

5.1	Opinion of DLA Piper LLP (US)

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)

24.1	Powers of Attorney (included as part of the signature page to this Registration Statement)

99.1	Grand Canyon Education, Inc. 2008 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.4 to the Registrant’s Form S-1)

99.2
Grand Canyon Education, Inc. 2008 Equity Incentive Plan — Form of Stock Option Agreement (incorporated herein by reference to Exhibit 99.2 to the Registrant’s Registration Statement on Form S-8 (File No. 333-155973)